                                                                    Exhibit 99.4




                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
   Report of Independent Accountants...................................................................       2

   Consolidated Balance Sheets as of December 31, 1997 and December 31, 1996...........................       3

   Consolidated Statements of Operations for the years ended December 31, 1997,
         December 31, 1996 and December 31, 1995.......................................................       4

   Consolidated Statements of Stockholder's Equity (Deficit) for the years ended
         December 31, 1997, December 31, 1996 and December 31, 1995....................................       5

   Consolidated Statements of Cash Flows for the years ended December 31, 1997,
         December 31, 1996 and December 31, 1995.......................................................       6

   Notes to Consolidated Financial Statements..........................................................       7

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

===================================================================================================

                                                                        December 31,   December 31,
                                                                            1997           1996
                                                                       ----------------------------
ASSETS
Current assets:
  Cash and cash equivalents ......................................      $     968       $   1,875
  Accounts receivable - trade ....................................          1,584             166
  Inventories ....................................................          4,255           3,569
  Prepaid expenses ...............................................          9,290           2,640
                                                                        ---------       ---------
     Total current assets ........................................         16,097           8,250

Property, plant and equipment, at cost, less
      accumulated depreciation of $1,020 and $676 ................         29,122          59,607
Goodwill, net ....................................................          1,001           1,094
Deferred finance costs ...........................................                          2,805
Other ............................................................              2             540
                                                                        ---------       ---------
     Total assets ................................................      $  46,222       $  72,296
                                                                        =========       =========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Notes payable and current portion of long-term debt ............      $   5,000       $  21,658
  Accounts payable - trade .......................................          3,798          13,074
  Due to affiliates ..............................................         67,539          48,875
  Unearned revenue ...............................................              1           7,406
  Accrued taxes ..................................................         18,077           8,474
  Accrued interest ...............................................                            597
  Other accrued liabilities ......................................          8,397           2,692
                                                                        ---------       ---------
     Total current liabilities ...................................        102,812         102,776

Deferred gain ....................................................         25,498           1,494
Unearned revenue .................................................                          9,458
Other liabilities ................................................          2,000

Commitments and contingencies

Stockholder's equity (deficit):
  Common stock, par value $1 per share, 701,000 shares
     authorized, issued and outstanding ..........................            701             701
  Additional paid-in-capital .....................................          5,600           3,400
  Deficit ........................................................        (90,389)        (45,533)
                                                                        ---------       ---------
     Total stockholder's equity (deficit) ........................        (84,088)        (41,432)
                                                                        ---------       ---------

     Total liabilities and stockholder's equity (deficit) ........      $  46,222       $  72,296
                                                                        =========       =========


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Brooke (Overseas) Ltd.


We have audited the accompanying consolidated balance sheets of Brooke (Overseas) Ltd. and Subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brooke (Overseas) Ltd. and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Miami, Florida
April 8, 1998

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

=======================================================================================

                                            December 31,   December 31,    December 31,
                                               1997           1996           1995
                                            -------------------------------------------
Net sales* ...........................      $ 77,349       $ 56,835       $ 44,752
Cost of sales* .......................        63,819         52,799         34,304
                                            --------       --------       --------

Gross profit .........................        13,530          4,036         10,448
Operating, selling, administrative and
     general expenses ................         9,293         14,008          5,621
                                            --------       --------       --------

Operating income (loss) ..............         4,237         (9,972)         4,827

Other income (expense):
   Interest income ...................         1,508
   Interest expense ..................       (10,187)        (7,548)        (6,286)
   Gain on sale of BML ...............        27,055
   Gain on foreign currency exchange .            80          1,199            503
   Other, net ........................          (126)        (3,027)          (853)
                                            --------       --------       --------

Income (loss) before income taxes ....        22,567        (19,348)        (1,809)
Provision for income taxes ...........        11,868          1,454          1,669
                                            --------       --------       --------

Net income (loss) ....................      $ 10,699       $(20,802)      $ (3,478)
                                            ========       ========       ========

    -----------------
         *Net sales and Cost of sales include excise taxes of $12,367, $7,700 and $6,000 for the years ended December 31, 1997, 1996 and 1995, respectively.



                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

============================================================================================================================

                                                                                        Additional
                                                             Common Stock                Paid-in
                                                        Shares           Amount          Capital      Deficit         Total
                                                        ------           ------          -------      -------         -----
Balance, December 31, 1994....................          701,000          $ 701          $            $(12,528)      $(11,827)

Net loss......................................                                                         (3,478)        (3,478)

Distributions to parent.......................                                                         (8,725)        (8,725)
                                                        -------          -----          -------      --------       --------

Balance, December 31, 1995....................          701,000            701                        (24,731)       (24,030)

Net loss......................................                                                        (20,802)       (20,802)

Capital contribution..........................                                            3,400                        3,400
                                                       --------          -----          -------      --------       --------

Balance, December 31, 1996....................          701,000            701            3,400       (45,533)       (41,432)

Net income....................................                                                         10,699         10,699

Distributions to parent.......................                                                        (55,555)       (55,555)

Capital contribution..........................                                            2,200                        2,200
                                                        -------          -----          -------      --------       --------

Balance, December 31, 1997....................          701,000          $ 701          $ 5,600      $(90,389)      $(84,088)
                                                        =======          =====          =======      ========       ========




                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

===========================================================================================================

                                                               December 31,   December 31,     December 31,
                                                                   1997          1996              1995
                                                               --------------------------------------------
Cash flows from operating activities:
  Net income (loss) .........................................   $ 10,699       $(20,802)        $ (3,478)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization .........................        783          1,399              870
      Gain on sale of assets ................................    (27,055)
      Deferred taxes ........................................                     1,061          (1,061)
      Provision for doubtful accounts........................                                      (495)
      Provision for loss on inventory........................                                      (105)
      Provision for obsolete equipment.......................                                        47
  Changes in assets and liabilities (net of effect of
      disposition):
      Accounts receivable ...................................     (1,418)           796              852
      Inventories ...........................................       (686)         2,364           (3,046)
      Accounts payable and accrued liabilities                     5,463         12,717            2,395
      Deferred gain .........................................     (2,985)
      Due to affiliates .....................................     30,404          7,606           15,716
      Unearned revenue ......................................                     9,227            4,728
      Other assets and liabilities, net......................     (2,093)         1,490           (6,123)
                                                                --------       --------         --------
Net cash provided by operating activities                         13,112         15,858           10,300
                                                                --------       --------         --------

Cash flows from investing activities:
      Capital expenditures ..................................    (20,680)       (29,860)         (16,755)
      Proceeds from sale of BML, net ........................     55,000
      Purchase of stock in Liggett-Ducat.....................        (25)        (2,829)            (435)
      Proceeds from sale of stock in Liggett-Ducat, net......                     2,100
      Proceeds from sale of option to purchase
        stock in Liggett-Ducat ..............................      2,200          3,400
                                                                --------       --------         --------
Net cash provided by (used in) investing activities               36,495        (27,189)         (17,190)
                                                                --------       --------         --------

Cash flows from financing activities:
      Proceeds from debt .............                            10,305         12,995           10,841
      Repayments of debt .............                            (5,345)        (1,329)          (1,044)
      Borrowings under credit facility                                            1,677              798
      Repayments on credit facility ..                                           (1,672)          (2,198)
      Distributions paid to parent ...                           (55,555)
                                                                --------       --------         --------
Net cash (used in) provided by financing activities              (50,595)        11,671            8,397
                                                                --------       --------         --------

Effect of exchange rate changes on cash
        and cash equivalents .........                                81           (125)            (395)
                                                                --------       --------         --------

Net (decrease) increase in cash and cash equivalents                (907)           215            1,112

Cash and cash equivalents, beginning of period                     1,875          1,660              548
                                                                --------       --------         --------
Cash and cash equivalents, end of period                        $    968       $  1,875         $  1,660
                                                                ========       ========         ========

Supplemental cash flow information:
  Cash payments during the period for:
      Interest .......................                          $  1,919       $  5,573         $  3,636
      Income taxes ...................                             1,280            393               58


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.       ORGANIZATION

         Brooke (Overseas) Ltd. ("the Company"), a Delaware corporation, is a wholly-owned subsidiary of BGLS Inc. ("BGLS") and an indirect subsidiary of Brooke Group Ltd. ("Brooke"). Prior to October 1, 1993, Brooke and Ducat Factory were operating a Russian cigarette factory under a joint venture agreement (the "Joint Venture") in Moscow, Russia. On October 1, 1993, the parties to the Joint Venture agreed to form a Russian closed joint stock company, Liggett-Ducat Ltd. ("Liggett-Ducat"), an entity predominantly engaged in the manufacture of cigarettes. Brooke then transferred ownership of the stock it held of Liggett-Ducat to the Company. At December 31, 1997 and 1996, the Company owned 75% of the stock of Liggett-Ducat. The business of Liggett-Ducat included the cigarette operations, Liggett-Ducat Tobacco ("LDT"), a wholly-owned subsidiary engaged in the construction of a new cigarette factory, and, prior to December 1996, BrookeMil Ltd. ("BML"), a wholly-owned subsidiary engaged in construction of office buildings and property management in Moscow, Russia. In December 1996, the Company cancelled BML intercompany debt in exchange for 10,483 shares of newly issued BML common stock. These shares represent 99.1% of the outstanding shares of BML. (Refer to Note 3.)

         On July 5, 1996, Liggett Group Inc. ("Liggett"), a wholly-owned subsidiary of BGLS, purchased from the Company 140,000 shares (19.97%) of the tobacco operations of Liggett-Ducat for $2,100. Ten-year option agreements then in place enabled Liggett to increase its ownership in Liggett-Ducat to 95%. (Refer to Note 10.)

         On January 30, 1998, in connection with the restructuring of Liggett's long-term debt, Liggett agreed to transfer to the Company all of its shares of Liggett-Ducat and to cancel its option agreements to acquire additional shares of Liggett-Ducat. At January 30, 1998 the Company owned approximately 96% of the shares of common stock of Liggett-Ducat; however, holders of Liggett's debt were granted a security interest in 16% of the stock of Liggett-Ducat or a successor entity held by the Company.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             a)   Basis of Presentation:

                  The consolidated financial statements and accompanying notes include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

             b)   Liquidity:

                  The Company has historically relied on Brooke and BGLS for sources of financing. At December 31, 1997 and 1996, the Company had a working capital deficiency of $86,715 and $94,526, respectively, and a net capital deficiency of $84,088 and $41,432, respectively. On February 2, 1998, Brooke and BGLS cancelled a note and interest which amounted to $20,384 at December 31, 1997. On February 5, 1998, Brooke made a capital contribution of $9,000 to the Company,

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


                  which was used to repay intercompany indebtedness to BGLS. These contributions to capital reduced the net capital deficiency and amounts due affiliates by $29,384. Management believes that it will continue to receive financing from BGLS as needed. In addition to a new factory under construction, the Company has upgraded the present cigarette operations' tobacco processing complex, increased production with over 14 billion units sold in 1997 as compared with 11.3 billion units sold in 1996, and is continuing to implement cost-saving measures. Liggett-Ducat plans to begin the manufacture and marketing of western style cigarettes in late 1998. Management believes that such activities will result in improved operations and cash flow, but there can be no assurances in this regard. (Refer to Note 13.)

             c)   Estimates and Assumptions:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

             d)   Foreign Currency Translation:

                  The Company's Russian subsidiaries historically operate in a highly inflationary economy and use the U.S. dollar as the functional currency. Therefore, certain assets (principally inventories and property, plant and equipment) are translated at historical exchange rates with all other assets and liabilities translated at year-end exchange rates and all translation adjustments are reflected in the consolidated statements of operations.

             e)   Cash and Cash Equivalents:

                  For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

             f)   Inventories:

                  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

             g)   Property, Plant and Equipment:

                  Property, plant and equipment are stated at cost. Depreciation has been calculated on the straight-line method based upon the following useful lives: buildings - 20 years, factory machinery and equipment - 10 years, office furniture and equipment - 5 years, and computers and vehicles - 3 years. Depreciation is not provided on construction-in-progress until the related assets are placed in service.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


                  Interest costs are capitalized in connection with the construction of major facilities. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1997, 1996 and 1995, interest costs of $693, $6,157 and $1,004, respectively, were capitalized.

                  The cost of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the financial statements upon retirement or other disposition and any resulting gain or loss is reflected in the consolidated statements of operations. Repairs and maintenance are charged to expense as incurred.

             h)   Goodwill:

                  Goodwill is being amortized using the straight-line method over ten years and relates to the purchase by the Company of additional shares of Liggett-Ducat stock. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $118, $51 and $68, respectively.

             i)   Impairment of Long-Lived Assets:

                  Impairment losses on long-lived assets are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the net book value of the underlying assets by the excess of the assets' carrying values over the sum of expected discounted future cash flows.

             j)   Deferred Finance Costs:

                  Deferred finance costs consist of the discounts on lease prepayments which are being amortized over the life of the leases and the fees incurred in obtaining a bank loan which are being amortized over the term of the loan.

             k)   Revenue Recognition:

                  Sales, net of sales returns and discounts are recognized upon the shipment of finished goods to customers. Rental income is recognized ratably over the life of the lease.

             l)   Income Taxes:

                  Applicable income and deferred taxes have been provided for based on tax rates applicable to the Company in the United States and Russia. A valuation allowance is provided against Russian deferred tax assets when it is

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



                  deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

             m)   Concentration of Credit and Other Risks:

                  The Company sells its products primarily to companies in the wholesale distribution and retail industries in the Russian Federation. Two distributors account for 24.9% and 22.0% of sales in 1997. Prepayment for goods and services is a customary business practice in Russia and the Company receives payment in advance for the majority of its sales. Although the Company does not require collateral and, as a consequence, is exposed to credit risk with respect to its tobacco operations, the Company does perform ongoing credit evaluations of its customers and believes that its trade accounts receivable risk exposure is limited. At December 31, 1997, 1996 and 1995, the Company had approximately $9,290, $2,141 and $2,500, respectively, in prepayments made to suppliers of raw materials.

                  The Company maintains its cash deposits with United States, various foreign and Russian banks. Management assesses the financial condition of the institutions on an on-going basis.

                  The performance of Liggett-Ducat's cigarette operations in Russia is affected by uncertainties in Russia which may include, among others, political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, inflation, and an undeveloped system of commercial laws and legislative reform relating to foreign ownership in Russia.

3.       SALE OF BROOKEMIL

         On January 31, 1997, the Company sold its 99.1% of the outstanding shares of BML to New Valley Corporation ("New Valley") for $21,500 in cash and a promissory note of $33,500, collateralized by the BML shares. The note, with an annual interest rate of 9%, was paid in full in 1997. The consideration received exceeded the carrying value of the Company's investment in BML by $52,500. The Company recognized a gain on the sale in 1997 in the amount of $25,500. The remaining $27,000 was deferred, reflecting recognition that the Company's parent, BGLS, retains an interest in BML through its 42% equity ownership in New Valley, and, further, that a portion of the property sold (the site of the third phase of the Ducat Place real estate project being developed by BML, which is currently used by Liggett-Ducat for its existing cigarette factory) is subject to a put option held by New Valley. The option allows New Valley to put this site back to the Company at the greater of the appraised fair value of the property at the date of exercise or $13,600, during the period Liggett-Ducat operates the factory on such site. The Company distributed the $21,500 cash proceeds and the proceeds from the $33,500 promissory note received from the sale of BML to BGLS.

         On April 18, 1997, BML sold one of its office buildings, Ducat Place I, to a third party. Accordingly, the Company recognized approximately $1,490 of the deferred gain. At December 31, 1997, the balance of the deferred gain was approximately $25,500.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


         In connection with the sale of the BML shares, certain specified liabilities aggregating $40,800, including a Russian bank loan with a balance of $20,418, remained with BML. The bank loan was paid in full during the third quarter, 1997. Further, the Company, Brooke and BGLS each contributed to the capital of BML, through cancellation of all indebtedness of BML to each such entity, the aggregate amount of which was $19,275 including accrued interest thereon. In addition, Liggett-Ducat entered into a Use Agreement with BML whereby Liggett-Ducat is permitted to continue to utilize the existing factory site on the same basis as in the past which includes obligations for costs involved in carrying the site. The Use Agreement is terminable by BML on 270 days' prior notice.

4.       NON-MONETARY TRANSACTIONS

         During 1997, 1996 and 1995, certain supplies and inventory purchase transactions were made whereby payment for such transactions was facilitated by the Company's customers who forwarded payment on the Company's behalf to raw material suppliers. Such transactions amounted to approximately $4,753, $3,040 and $8,200 in 1997, 1996 and 1995,
         respectively. Sales and purchases were priced at what management believes are normal sales price for cigarettes and the normal market price for tobacco and other raw materials.

5.       INVENTORIES

         Inventories consist of:

                                               December 31,       December 31,
                                                   1997               1996
                                             ---------------------------------
Finished goods...........................         $                  $
Work-in-process..........................             50                 53
Raw materials............................          3,284              2,664
Replacement parts and supplies...........            921                852
                                                  ------             ------
                                                  $4,255             $3,569
                                                  ======             ======

Purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. At December 31, 1997, the Company had leaf tobacco purchase commitments of approximately $27,800.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of:

                                               December 31,         December 31,
                                                   1997                1996
                                             ----------------------------------
Buildings................................         $                  $ 8,064
Factory machinery and equipment..........          10,864              4,419
Computers and software...................             293                289
Office furniture and equipment...........             272                129
Vehicles.................................             534                416
Construction-in-progress.................          18,179             46,966
                                                  -------            -------
                                                   30,142             60,283
Less accumulated depreciation............          (1,020)              (676)
                                                  -------            -------
                                                  $29,122            $59,607
                                                  =======            =======

         The amounts provided for depreciation for the years ended December 31, 1997, 1996 and 1995 were $641, $469 and $352, respectively.

         On December 29, 1995, Liggett-Ducat relinquished its 59.4% ownership in a joint real estate venture, Neftecominvest Ltd., in exchange for 100% ownership of a partially constructed manufacturing facility owned by the venture. Liggett-Ducat is developing this facility, located on the outskirts of Moscow, into a new cigarette factory. In connection with this exchange, a 49-year land lease was renegotiated in 1996 for the site on which the factory is being constructed. Liggett-Ducat's cost basis in the joint real estate venture of $2,675 was transferred to its basis in the new cigarette factory.

         Further, Liggett-Ducat has entered into a construction contract for the new factory. The remaining liability under that contract at December 31, 1997 is approximately $11,500. Equipment purchase agreements in place at December 31, 1997 total $26,955 of which $22,950 will be financed by the manufacturers. In February 1998, additional equipment for the new factory was purchased for $7,400 of which $5,841 will be financed by the manufacturers. Brooke has guaranteed this obligation.

         Subsequent Event:

         In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. Among other things, Western Realty agreed to acquire for $20,000, a 30% profits interest in a company organized by the Company, which will, among things, acquire an interest in the new factory discussed above.

7.       EMPLOYEE BENEFITS

         The Company complies with Russian Federation regulations covering pensions, education, day care, medical and other benefits to employees. These items are funded as a percentage of gross wages and are paid on a current basis. Medical clinic and day

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


         care facilities are provided on site and related costs are expensed as incurred. All Russian citizen employees are required to participate in the pension fund. The total expense for these programs recognized in 1997, 1996 and 1995 was approximately $2,638, $860 and $1,050, respectively.

8.       NOTES PAYABLE, CREDIT FACILITIES AND LONG-TERM DEBT

         Current and long-term debt consist of the following:

                                                   December 31,          December 31,
                                                      1997                  1996
                                               -------------------------------------
Revolving credit facilities..............            $5,000               $
Bank loan................................                                  20,418
Deferred financing fees..................                                   1,240
                                                     ------               -------
                                                      5,000                21,658
Less:

Current maturities.......................             5,000                21,658
                                                     ------               -------
Amount due after one year................            $                    $
                                                     ======               =======

         In connection with the sale of its BML shares to New Valley, certain specified liabilities aggregating $40,800 remained with BML, including a Russian bank loan with a balance of $20,418, which was paid in full during the third quarter, 1997.

         At December 31, 1997, Liggett-Ducat had two 6-month credit facilities open with a Russian bank. The first, for $2,000, expires on April 30, 1998, initially bore an interest rate of 21%, subsequently raised to 28% on December 2, 1997. The second, for $3,000, expires on May 16, 1998, initially bore an interest rate of 25%, subsequently raised to 28% on December 2, 1997.

9.       COMMITMENTS

         The following is a schedule of the Company's future minimum rental payments required under operating leases with noncancelable lease terms in excess of one year as of December 31, 1997:


Year ending December 31:
1998......................................       $  440
1999......................................           82
2000......................................           82
2001......................................           82
2002......................................           81
Thereafter................................        2,155
                                                 ------
                                                 $2,922
                                                 ======

         Lease commitments for 2002 and thereafter relate primarily to the remaining 45 years of a land lease and 23 years of an equipment lease.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


         The Company's rental expense for the years ended December 31, 1997, 1996 and 1995 was $375, $1,026 and $1,107, respectively.

10.      STOCK OF LIGGETT-DUCAT

         During the second quarter of 1996, the Company further increased its ownership of Liggett-Ducat through the purchase of an additional 142,558 shares for approximately $2,143. In July 1996, the Company sold 140,000 shares (19.97%) of Liggett-Ducat's tobacco operations to Liggett for $2,100. Liggett also acquired a ten-year option to buy up to an additional 292,407 shares for $3,400, which has been accounted for as a capital contribution, thereby entitling Liggett to increase its interest in Liggett-Ducat to approximately 62%. The option fee would be credited against the purchase price. As part of the same transaction, Liggett acquired on March 13, 1997 for $2,200 another ten-year option from the Company on the same terms to purchase the remaining shares, approximately 33%, of Liggett-Ducat owned by the Company.

         In 1997 and 1996, the Company purchased 1,666 and 46,337 additional shares of Liggett-Ducat stock from other shareholders for $25 and $695, respectively. At December 31, 1997, the Company owned 75.3% of the stock of Liggett-Ducat and Liggett owned 19.97%. In connection with 1996 purchases of Liggett-Ducat common stock, the Company recorded goodwill in the amount of $729. Unamortized goodwill is $1,001 and $1,094 at December 31, 1997 and 1996, respectively.

         On January 30, 1998, in connection with the restructuring of Liggett's long-term debt, Liggett agreed to transfer to the Company all of its shares and to cancel its option agreements to acquire additional shares. At January 30, 1998, the Company owned approximately 96% of the shares of common stock of Liggett-Ducat.

11.      RELATED PARTY TRANSACTIONS

         The Company has obtained funding through a revolving credit facility with Brooke and BGLS at an annual interest rate of 20% to cover certain expenses including the cost of certain administrative services and personnel, tobacco and material purchases and upgrades of factory equipment. In addition, Brooke and BGLS have advanced funds to BML for its real estate developments projects. Amounts due to Brooke and BGLS under this facility at December 31, 1997 and 1996 were $68,437 and $48,875 including interest of $19,367 and $12,725, respectively. In January and February 1998, Brooke and BGLS contributed $29,384 to the Company, reducing the liability to $39,053. (Refer to Note 2(b).)

         On March 2, 1995, the Company dividended to Brooke certain notes receivable of the Company from Liggett-Ducat and BML in the amount of $8,725, including interest.

         On July 2, 1996, the Company repaid portions of outstanding loans to BGLS in principal amount of $3,679 together with accrued interest of $1,521.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


         During 1996, indebtedness relating to the real estate development business including the loan agreement between a Russian bank and Liggett-Ducat (refer to Note 8) and intercompany indebtedness in the amount of $3,586 together with accrued interest of $1,270 was assigned by Liggett-Ducat to BML.

         Liggett has provided certain administrative and technical support to Liggett-Ducat. Liggett's expenses associated with these activities were $0, $76 and $229 for the years ended December 31, 1997, 1996 and 1995, respectively.

         On April 3, 1996, the Company entered into a stock purchase agreement (the "purchase agreement") with the former chairman of Liggett-Ducat. Under the purchase agreement, the Company acquired the 84,540 shares for $15 per share ($1,268). The stock purchase price was paid in installments during 1996 and the shares of Liggett-Ducat stock collateralizing the installment payments were released, ratably, as payments were made.

         Concurrently, the Company entered into a consulting and non-compete agreement with the former chairman for services through December 31, 1998. Under the terms of the agreements, the Company will pay him approximately $5,232 over five years. At December 31, 1997, 43,285 shares of Liggett-Ducat stock collateralizing the Company's obligations under the agreements had been released to the Company and 41,255 shares of Liggett-Ducat stock remain as collateral under the terms of the agreements.

         On June 14, 1996, the Company entered into a second stock purchase agreement with the former General Director (the "Director") of the cigarette manufacturing operations. Under this purchase agreement, the Company acquired the 58,018 shares held by the Director for approximately $15 per share ($875). The stock purchase price was paid in installments during 1996.

         Concurrently, the Company entered into a consulting and non-compete agreement with the Director for services through December 31, 1998. Under the terms of the agreement, the Company paid the Director approximately $1,000 during 1997 and will pay him $1,000 during 1998. Also, Liggett-Ducat extended the Director's employment agreement with Liggett-Ducat until December 31, 1998 at $175 annually. At December 31, 1997, 39,893 shares of Liggett-Ducat stock collateralizing the Company's obligations under the agreements had been released; 18,125 shares of Liggett-Ducat stock remain as collateral under the terms of the agreements.

12.      INCOME TAXES

         The provision for income taxes relates to income taxes payable in United States and Russian jurisdictions.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



         The provision for income taxes consists of the following:

                                    1997          1996          1995
                                    ----          ----          ----
     Current...............        $11,868       $  393         $2,730
     Deferred..............                       1,061         (1,061)
                                   -------       ------         ------

                                   $11,868       $1,454         $1,669
                                   =======       ======         ======

         Deferred taxes have been recognized for significant temporary differences arising between the financial statement and tax basis of assets and liabilities. The principal items giving rise to temporary differences relate to management fees and interest expense incurred during 1997 and 1996 which are not deductible for Russian tax purposes until paid. The tax effect of these temporary differences and net deferred taxes recorded as of December 31, 1997 and 1996 are summarized as follows:

                                          1997              1996
                                          ----              ----
Deferred tax assets.............         $2,151            $1,566
Deferred tax liability..........                             (305)
                                         ------            ------
Net deferred tax asset..........          2,151             1,261
Valuation allowance.............         (2,151)           (1,261)
                                         ------             -----
Net deferred taxes..............         $                 $
                                         ======            ======


         In 1996, Russian tax authorities assessed Liggett-Ducat $7,600 for outstanding tax liabilities relating to 1995. The liability is payable in two parts, 50% within 2-1/2 years, the remaining 50% over the succeeding five years. At December 31, 1997, the remaining liability was $4,405.

13.      CONTINGENCIES

         BGLS has pledged its ownership interest in the Company's common stock as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001.

         On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, the "Apollo Holders"), who hold approximately 41.8% of the BGLS Notes in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes. In connection with the agreement, the Company pledged 50.1% of a subsidiary formed to hold the Company's shares of Liggett-Ducat to collateralize the BGLS Notes held by the Apollo Holders.

                     BROOKE (OVERSEAS) LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


         The performance of Liggett-Ducat's cigarette operations in Russia is affected by uncertainties in Russia which may include, among others, political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, inflation, and an undeveloped system of commercial laws and legislative reform relating to foreign ownership in Russia.

         GEIGER, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Index No. 10657/97, Supreme Court, Queens County, New York (case filed on January 12,
1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in New York. The case was certified as a class action on May 1, 1997, and currently is stayed pending appeal.

         NWANZE, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-CIV-7344, USDC, Southern District of New York (case filed on October 17, 1997). This action is brought on behalf of all prisoners nationwide that have been injured by exposure to environmental tobacco smoke. No motion for class certification has been brought by plaintiff.

         WOODS, DELISA, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 97-CVS-7869, General Court of Justice, Superior Ct. Div., North Carolina (case filed on July 10, 1997). This personal injury action is brought on behalf of plaintiff and all similarly situated injured smokers resident in North Carolina.

         CHAMBERLAIN, ET AL. V. THE AMERICAN TOBACCO COMPANY, Case No. 1:96CV2005, USDC, Northern District of Ohio (case filed on August 20, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Ohio. To date, no motion for class certification has been filed by plaintiff.

         BARNES, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 96-5903, USDC, Eastern District of Pennsylvania (case filed on August 8, 1996). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Pennsylvania. The district court decertified the class in this case on October 17, 1997.

         AKSAMIT, ET AL. V. BROWN & WILLIAMSON, ET AL., Case No. 6:97-3636-21, SC, USDC, Dist. of South Carolina, Greenville Division (case filed on November 24, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in South Carolina. To date, no motion for class certification has been filed by plaintiff.

         NEWBORN, ET AL. V. BROWN & WILLIAMSON, ET AL., Case No. 97-2938 GV, USDC, Western District of Tennessee (case filed on October 1, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Tennessee. No motion for class certification has been brought by plaintiff.

         MASON, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 7-97CV-293-X, USDC, Northern District of Texas (case filed on December 23,
1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Texas. To date, no motion for class certification has been filed by plaintiff.

         HERRERA, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 2:98-CV-00126, USDC, District of Utah (case filed on January 28, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Utah. No motion for class certification has been brought by plaintiff.

         JACKSON ET AL. V. PHILIP MORRIS INC., Case No. 980901634PI, 3rd Judicial Court, Salt Lake City County, Utah (case filed on March 10, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Utah. No motion for class certification has been brought by plaintiff.

         INGLE, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-C-21-S, Circuit Court of McDowell County, West Virginia (case filed on February 4, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in West Virginia. No motion for class certification has been brought by plaintiff.

         MCCUNE, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 97-C-204, Circuit Court of Kanawha County, West Virginia (case filed on January 30, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in West Virginia. To date, no motion for class certification has been filed by plaintiff.

         WALKER, ET AL. V. LIGGETT GROUP INC., ET AL., Case No. 2:97-0102, USDC, Southern District of West Virginia (case filed on February 12, 1997). Nationwide class certified and limited fund class action settlement preliminarily approved with respect to Liggett and Brooke Group on May 15, 1997. Class decertified and preliminary approval of settlement withdrawn by order of district court on August 5, 1997, which order currently is on appeal to the Fourth Circuit.

         INSOLIA, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-CV-230-J, Rock County Circuit Court, Wisconsin (case filed on April 4, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Wisconsin. No motion for class certification has been brought by plaintiff.

OTHER REIMBURSEMENT ACTIONS

         CITY OF BIRMINGHAM, ET AL. V. THE AMERICAN TOBACCO CO., ET AL., Case No. CV97-081, Greene County, Alabama, Circuit Court (case filed on 5/28/97). City of Birmingham seeks to recover money damages resulting from payment by the City to hospitals and other medical providers on behalf of their employees for tobacco-related disease and death. The City's amended complaint was dismissed by the court on March 4, 1998, holding that, under the common law of Alabama, the City lacked standing to recover damages from alleged third-party tortfeasors for amounts paid on behalf of the plaintiffs' injured employees. The court has, however, permitted the City to amend its complaint to bring a claim under an Alabama statute which, the court held, provided a limited authority to recover such damages under certain circumstances.

         COUNTY OF LOS ANGELES V. R.J.REYNOLDS, ET AL., Case No. 707651, Superior Court of San Diego (case filed on 8/5/97). County seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the County for tobacco-related medical treatment for its citizens and health insurance for its employees.

         ELLIS, ON BEHALF OF THE GENERAL PUBLIC V. R.J. REYNOLDS, ET AL., Case No. 00706458, Superior Court of San Diego (case filed on 12/13/96). Plaintiffs, two individuals, seek equitable and injunctive relief for damages incurred by the State of California in paying for the expenses of indigent smokers.

         COUNTY OF COOK V. PHILIP MORRIS, ET AL., Case No. 97L04550, Circuit Court, Cook County (case filed on 7/21/97). County of Cook seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the County for tobacco-related medical treatment for its citizens and health insurance for its employees.

         CITY OF NEW YORK, ET AL. V. THE TOBACCO INSTITUTE, ET AL., Case No. 97-CIV-0904, Supreme Court of New York, New York County (case filed on 10/17/96). City of New York seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the City for tobacco-related medical treatment for its citizens and health insurance for its employees.

         STATE OF TENNESSEE V. THE AMERICAN TOBACCO CO., ET AL., Case No. 12,263, Monroe County Chancery Court (case filed on 5/7/97). Individual seeks equitable and injunctive relief for damages incurred by the State of Tennessee in paying for the expenses of indigent smokers.

         THE CROW CREEK SIOUX TRIBE V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. CV 97-09-082, Tribal Court of The Crow Creek Sioux Tribe (case filed on 9/26/97). Indian tribe seeks equitable and injunctive relief for damages incurred by the tribe in paying for the expenses of indigent smokers.

         THE REPUBLIC OF MARSHALL ISLANDS V. THE AMERICAN TOBACCO CO., ET AL., Case No. 1997-261, Republic of the Marshall Islands, The High Court (case filed on 10/30/97). Republic seeks equitable and injunctive relief for damages incurred by the Republic in paying for the expenses of indigent smokers.

         SCREEN ACTORS GUILD - PRODUCERS HEALTH PLAN, ET AL. V. PHILIP MORRIS, ET AL., Case No. DC181603, Superior Court of Los Angeles County (case filed on 11/20/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         STATIONARY ENGINEERS LOCAL 39 HEALTH & WELFARE TRUST FUND V. PHILIP MORRIS, ET AL., Case No. C-97-1519-DLJ, USDC, Northern District of California (case filed on 4/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         STEAMFITTERS LOCAL UNION NO. 614 HEALTH AND WELFARE FUND V. PHILIP MORRIS, ET AL., Case No. 92260-2, Circuit Court for 30th Judicial District at Memphis (case filed on 1/7/98). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         TEXAS CARPENTERS HEALTH BENEFIT FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 1:97C0625, USDC, Eastern District of Texas (case filed on 11/7/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         NORTHWEST LABORERS-EMPLOYERS HEALTH & SECURITY TRUST FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. C97-849-WD, WA, USDC, Western District (case filed on 6/26/97). Health and Welfare Trust Fund seeks economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         IRON WORKERS LOCAL UNION NO.17 INSURANCE FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 1:97CV 1422, USDC, Northern District of Ohio, Eastern Div. (case filed on 5/20/97). Union Insurance Trust Fund seeks economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         STEAMFITTERS LOCAL UNION NO. 420 WELFARE FUND, ET AL. V. PHILIP MORRIS, INC, ET AL., Case No. 97-CV-5344, USDC, Eastern District of Pennsylvania (case filed on 10/7/97). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         RHODE ISLAND LABORERS' HEALTH & WELFARE FUND V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 97-500L, USDC, District of Rhode Island (case filed on 10/24/97). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         TEAMSTERS UNION NO. 142, ET AL. V. PHILIP MORRIS, ET AL., Case No. 71C019709CP01281, USDC, Northern District of Indiana (case filed on 9/15/97). Union seeks injunctive relief and economic reimbursement to recover moneys expended by Union Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         KENTUCKY LABORERS DISTRICT COUNCIL HEALTH & WELFARE TRUST FUND V. PHILIP MORRIS, ET AL., Case No.3-97-394, USDC, Western District of Kentucky (case filed on 6/20/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Trust Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         ARK-LA-MISS LABORERS WELFARE FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-1944, USDC, Eastern District of Louisiana (case filed on 6/20/97). Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         NEW JERSEY CARPENTERS HEALTH FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-3421, USDC, District of New Jersey (case filed on 10/7/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         LABORERS' LOCAL 17 HEALTH BENEFIT FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-CIV-4550, USDC, Southern District of New York (case filed on 7/17/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         OPERATING ENGINEERS LOCAL 12 HEALTH AND WELFARE TRUST V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. CV-97-7620 TJH, USDC, Central District of California (case filed on 11/6/97). Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide pmedical treatment to its participants and benefactors suffering from smoking-related illnesses.

         CONNECTICUT PIPE TRADES HEALTH FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 397CV01305CT, USDC, District of Connecticut (case filed on 7/17/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         SOUTHEAST FLORIDA LABORERS DISTRICT COUNCIL HEALTH AND WELFARE TRUST FUND V. PHILIP MORRIS, ET AL., Case No. 97-8715 Circuit Court, Dade County (case filed 10/7/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         CENTRAL ILLINOIS LABORERS HEALTH & WELFARE TRUST FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-L516, USDC, Southern District of Illinois (case filed on 5/22/97). Laborers' Union Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         LABORERS' AND OPERATING ENGINEERS UTILITY AGREEMENT V. PHILIP MORRIS, ET AL., Case No. CIV97-1406 PHX, USDC, District of Arizona (case filed on 7/29/97). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         ARKANSAS CARPENTERS HEALTH & WELFARE FUND V. PHILIP MORRIS, ET AL., Case No. LR-C-97-0754, USDC, Eastern District of Arkansas (case filed on 9/4/97). Union's Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         WEST VIRGINIA LABORERS' PENSION TRUST FUND V. PHILIP MORRIS, ET AL., Case No. 397-0708, USDC, Southern District of West Virginia (case filed on 8/27/97). Laborers' Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         WEST VIRGINIA - OHIO VALLEY AREA I.B.E.W., ET AL. V. LIGGETT GROUP INC., ET AL., Case No. 97-C-2135, USDC, Southern District of West Virginia (case filed on 9/19/97).

and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         MASSACHUSETTS LABORERS' HEALTH & WELFARE FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. C.A. 97-2892G, Superior Court, Suffolk County (case filed on 6/2/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         B.A.C. LOCAL NO. 32 INSURANCE TRUST FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-75675MI, USDC, Eastern District of Michigan (case filed on 11/18/97). Health Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         OPERATING ENGINEERS LOCAL 324 HEALTH CARE FUND, ET AL. V. PHILIP MORRIS, INC., ET AL., Case No. 598--CV-60020, Circuit Court, Wayne County (case filed on 3/9/98). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         NEW MEXICO AND WEST TEXAS MULTI-CRAFT HEALTH AND WELFARE TRUST FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. CV97 0009118NM, Second Judicial District Court, Bernalillo County (case filed on 1/29/98). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         OREGON LABORERS-EMPLOYERS HEALTH & WELFARE TRUST FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 97-1051-HA, USDC, District of Oregon (case filed on 6/18/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

         CENTRAL STATES JOINT BOARD HEALTH & WELFARE FUND V. PHILIP MORRIS, ET AL., Case No. 97L12855, USDC, Northern District of Illinois (case filed on 10/30/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.


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
     INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 734 HEALTH & WELFARE TRUST FUND V. PHILIP MORRIS, ET AL., Case No. 97L12852, USDC, Northern District of Illinois (case filed on 10/30/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     SEAFARERS WELFARE PLAN AND UNITED INDUSTRIAL WORKERS WELFARE PLAN V. PHILIP MORRIS, ET AL., Case No. MJG-97-2127MD, USDC, District of Maryland (case filed on 8/8/97). Welfare Plan seeks injunctive relief and economic reimbursement to recover moneys expended by Plan to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     CARPENTERS & JOINERS WELFARE FUND, ET AL. V. PHILIP MORRIS, ET AL., Case No. 60,633-001, USDC, District of Minnesota (case filed on 12/31/97). Health and Welfare Trust Plan seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

United Federation of Teachers Welfare Fund, et al. v. Philip Morris, et al., Case No. 97-CIV-4676, USDC, Southern District of New York (case filed on 7/17/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

United Food and Commercial Workers Unions, et al. v. Philip Morris, et al., Case No. CV-97-1340, Circuit Court of Tuscaloosa, Alabama (case filed on 11/13/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Day Care Council-Local 205 D.C. 1707 Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-606240, USDC, Southern District of New York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Eastern States Health and Welfare Fund, et al., v. Philip Morris, et al., Case No. 97-CIV-7346, USDC, Southern District of New York (case filed on 7/28/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provided medical treatment to its participants and benefactors suffering from smoking-related illnesses.

IBEW Local 25 Health and Benefit Fund v. Philip Morris, et al., Case No. 97-CIV-9400, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

IBEW Local 363 Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-9396, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Local 1199 Home Care Industry Benefit Fund v. Philip Morris, et al., Case No. 97-606249, USDC, Southern District of New York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Local 1199 National Benefit Fund for Health & Human Services Employees v. Philip Morris, et al., Case No. 97-606-241, USDC, Southern District of New
York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Local 138, 138A & 138B International Union of Operating Engineers Welfare Fund
v. Philip Morris, et al., Case No. 97-CIV-9402, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Local 840 International Brotherhood of Teamsters Health & Insurance Fund v. Philip Morris, et. al., Case No. 97-CIV-9398, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Long Island Regional Council of Carpenters Welfare Local 840 International Brotherhood of Teamsters Health & Insurance Fund v. Philip Morris, et al., Case No. 97-CIV-9397, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

Puerto Rican ILGWU Health & Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-8462, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     RAYMARK INDUSTRIES, INC. V. BROWN & WILLIAMSON, ET AL., Case No. 1:97-CV-2711-RCF, Circuit Court of the Fourth Judicial Circuit, Duval County (case filed on 11/5/97). Asbestos company seeks reimbursement for damages paid to asbestos victims for medical and other relief, which damages allegedly are attributable to the tobacco companies.

     FIBREBOARD CORPORATION, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 791919-8, CA, Superior Court of Alameda (case filed on 11/10/97). Asbestos company seeks reimbursement for damages paid to asbestos victims for medical and other relief, which damages allegedly are attributable to the tobacco companies.


Keene Creditors Trust v. Brown & Williamson Tobacco Corp., et al., Case no. 606479/97, Supreme Court of New York, New York County (case filed on 12/19/97). Asbestos company seeks reimbursement for damages paid to asbestos victims for medical and other relief, which damages allegedly are attributable to the tobacco companies.


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